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                                                                  EXHIBIT 16.1



                                     ARTHUR
                                    ANDERSEN


                                                         -----------------------
                                                         1 Surrey Street
                                                         London WC2R 2PS
                                                         0171 438 3000 Telephone
                                                         0171 831 1133 Facsimile
3 February 1997

The Board of Directors
The Cronos Group
35 Rue Glesener
L-1631 Luxembourg

Dear Sirs:

We have concluded that we have not received a satisfactory response from the Board to our letters of 9 January 1997, 16 January 1997, and 24 January 1997. The "collective response from the Board" contained in the letter to us dated 28 January 1997 and signed by Mr. Eriksen on behalf of himself and Mr. Palatin did not appropriately address or explain the issues and inconsistencies which were set out in our letters. We were subsequently informed by Mr. Palatin in a telephone conversation on 31 January 1997 that no further explanations would be forthcoming or investigations undertaken.

Since we have been, and continue to be, unable to obtain the information and explanations we require for the purposes of our 31 December 1996 audit of the Group, the circumstances no longer exist in which we will be able to perform such an audit in accordance with generally accepted auditing standards. Further, as we informed you in our previous letters, we are now obliged to submit a report to you pursuant to our obligations under Section 10A(b)(2) of the United Stated Securities Exchange Act of 1934, as amended by Title III of the United States Private Securities Litigation Reform Act of 1995.

Accordingly:

1 We hereby resign with immediate effect as auditors of the consolidated Cronos Group and of its holding company, The Cronos Group societe anonyme, and of all other entities within the Cronos Group.

2 We enclose the report referred to above arising from our responsibilities under US Federal securities laws. The Board is required to notify the United States Securities and Exchange Commission of the receipt and contents of this report, together with certain other specified information, not later than one business day after the report has been received and to provide us with a copy of such notice. We assume that the Board will be taking US legal advise as to the fulfilment of its reporting obligation.



Yours faithfully



ARTHUR ANDERSEN